Exhibit 99.2

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

HEALTHTRONICS, INC

Moderator: Ross Goolsby

May 12, 2008

4:00 p.m. CT

Operator:	Good day everyone. Welcome to the HealthTronics quarter one 2008 earnings conference call. Today’s call is being recorded.

At this time, I would like to turn the conference over to Ross Goolsby. Please go ahead, sir.

Ross Goolsby:	Thank you and good afternoon. I’m Ross Goolsby, Senior Vice President and Chief Financial Officer of HealthTronics.

Before we begin the call, let me remind everyone that this presentation contains forward-looking statements regarding HealthTronics and our subsidiaries and the services we provide.

Investors are cautioned that all such statements involve risks and uncertainties. Investors are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this presentation.

HealthTronics undertakes no obligation to publicly revise these forward-looking statements. Please refer to our press release as well as our SEC filings for discussion of risks related to the forward-looking statements.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

At this time, I will turn the call over to James Whittenburg, President and Chief Executive Officer.

James Whittenburg:	Thanks Ross. We’re happy to be with you this morning and I’d like to also welcome Richard Rusk, who is our Chief Accounting Officer. Today, we’re going to have a – just an overview of our quarter. And we’re going to talk about some recent highlights.

To start off, the quarter was a very strong quarter in terms of first quarter’s historically for HealthTronics. Our adjusted EBITDA was around 4.1 million. We had net income of two cents per share. We’re very pleased with that result. We think it reflects growth in our core urology services business. That’s certainly year-over-year when you look at the two quarters from first quarter of ’07 to first quarter of ’08. And in addition we think it reflects the growth we’ve had with some of our other development initiative like RevoLix laser and ClariPath lab and we are pleased with the progress we’ve had with IGRT.

So, we had a couple of highlights during the quarter that we’re going to talk about during the call. One was our acquisition of Advance Medical Partners. We of course issued a press release on this transaction and completed it recently. It is a very significant transaction for HealthTronics in that it adds significantly to the scope of our channel. It adds an additional healthcare service for which we are now the largest provider in the United States. And it adds – we think very significant development talent to our organization which is central to some of the initiatives that we have underway to develop on a denovo basis within our core business.

Second initiative, our development related to amendment of our credit facility and we’re very excited about the financial flexibility that it gives us. Our growth initiatives continue beyond track. We’re very pleased with our development and progress in total RAD which is our radiation therapy initiative. We’re very happy with the results of ClariPath laboratory and with the RevoLix surgical laser especially as it relates to the AMPI acquisition we just completed. We’ve had a very rapid deployment of additional devices and are very happy with the return on capital that we see in that business.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

Quarter-over-quarter revenue and adjusted EBITDA growth continues a string of positive comparisons for HealthTronics. And we really think that trend will continue as we continue to execute on our strategic plan.

Revenue for the quarter was 34 million; that was up four percent from the first quarter of 2007. Adjusted EBITDA of 4.1 million was up 18 percent from the 3.5 million we recorded in the first quarter of 2007.

We do typically see some seasonality in our first quarter numbers. And so if you go back and look at the last several years, the first quarter is typically our weakest quarter because the incidence of stones is its lowest on a quarterly basis over the course of the year. We typically see the incidence of stones pick up in the second and third quarters and it’s not at all uncommon for HealthTronics to be down in the first quarter as much as eight percent in relation to what we would typically see in the fourth quarter just preceding it.

And this time, we actually are down only two percent to the fourth quarter which I think reflects positively on the business and suggests that if we’re able to maintain that level of performance throughout the year with same kind of quarter-over-quarter increases year-to-year that we saw in the first quarter that we will perform well in relation to the recent guidance we issued.

So at this point, I’d like to turn it over to Ross to cover some of our financial results and talk about some highlights from the quarter. And then I will finish up the call. Ross.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

Ross Goolsby:	Thank you, James. As is our practice, we’ve included an attachment to the press release that details certain supplemental financial tables and schedules which provide segment and earnings data for the results of operations through March 31st, 2008.

Total revenues for the first quarter 2008 were 34 million compared to 32.8 million in the first quarter of 2007. This four percent quarter-over-quarter growth was given primarily by revenue from the urology services division.

Urology services growth resulted from the midyear (2000) acquisition of our interest in the Keystone partnership and continued same partnership growth within existing partnerships. Medical products division revenue was flat but supported by increases at both the ClariPath lab and our service and maintenance business.

Our total costs excluding minority interest were 22.1 million in the first quarter and as a percentage of revenue were 65 percent. This compares to 23.2 million or 71 percent of revenue in the first quarter of 2007. This decrease in cost was primarily due to reductions in personnel made during 2007 which were offset by operating costs at Keystone and strategic operating expense increases at the lab, the RevoLix laser business and the IGRT initiative.

Our selling, general and administrative cost were consistent with cost in the first quarter of 2007. We had cost associated with non cash stock based compensation expense from FAS 123R of 423,000. Excluding this non cash charge, the adjusted EBITDA for the fourth quarter would have been 4.1 million which compares to an adjusted EBITDA of the first quarter of 2007 or 3.5 million.

Now let’s look at each of our division’s performance in the first quarter. Urology services revenue was 29.5 million in the quarter up four percent from the 28.4 million recorded in the first quarter of 2007. This increase was due to the revenue from the Keystone acquisition and modest organic growth.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

If you exclude partnerships that we closed or divested for strategic reasons as well as the acquired Keystone business, our revenue in urology services on a same partnership sales basis increased one percent from the first quarter of 2007.

Revenues from our RevoLix laser product line were up 26 percent compared to the same period in 2007. Divisional adjusted EBITDA was 4.2 million for urology services or 14 percent of revenue in the first quarter of 2008 which was up 300,000 from the first quarter of 2007.

Medical products division revenue was 4.2 million in the quarter. Medical products divisional adjusted EBITDA was 1.5 million or 35 percent of revenue in the first quarter which compares to 700,000 or 16 percent of revenue in the first quarter of 2007.

This earnings improvement is primarily due to the cost reductions implemented during 2007 and revenue growth in our higher margin businesses, service maintenance, RevoLix and the lab.

As of March 31st, our balance sheet position was strong with cash-on-hand exceeding our long term debt by approximately 13.9 million. Our networking capital was approximate 52 million and we had no monies drawn on our $60 million revolving line of credit.

We generated 16 million in operating cash flows in the first quarter of 2008 up 4.7 million from the first quarter of 2007. After minority interest, our cash flow from operations would have been 2.1 million which was up 2.6 million from the first quarter of 2007. This increase in operating cash flows resulted from increased revenues and collections in the first quarter 2008 and decreases in expenses paid.

We used 4.7 million of this positive cash flow in the quarter to purchase equipment and (lease hold) improvements primarily new lasers to meet RevoLix demand. We used another 1.2 million to acquire new service maintenance contracts and certain IP related to our consumables business.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

Now I’ll turn it back over to James to give some more color on the quarter, the year, and our outlook for 2008. James?
James Whittenburg:	Thanks Ross. To reiterate, we are very pleased with the quarter and we are excited about our recent announcements and feel upbeat about the remainder of 2008.

We think our first quarter results reflect strength in our core urology services business. And we’re excited about the growth trajectory that we think the first quarter reflects in relation to prior periods.

We close the AMPI transaction last month and I’d like to just spend a few minutes talking about some of the specific ways we expect it to contribute going forward. And then I’ll talk about a couple of other developments more specifically. And then we’ll open it up for questions.

AMPI is a partnership with – is in partnership with the network of over 500 physicians. They own an equity interest in 30 different businesses and performed over 7,000 procedures and generated 24 million in revenue in 2007.

One of their most impressive attributes was that they were the largest provider of Cryosurgery services both in terms of annual procedures and in terms of their geographic footprint within the 46 states.

Acquisition of AMPI is meaningful for HealthTronics for several reasons. First, it does add greater scope to our existing channel. As a result, we’re now the largest provider of both shockwave lithotripsy and cryosurgery services nationally. Second, it yields both top and bottom line synergies and we do expect it be accretive immediately.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

AMPI’s operating infrastructure does closely parallel our own. And we think this allows us to achieve meaningful cost savings as we move forward. At the same time, we expect to complete the deployment of and increase utilization of more than 20 RevoLix lasers for treatment of BPH that we’re placing through AMPI’s partnership.

Because (the) scheduling of cryosurgery cases is more flexible than that of lithotripsy. We are able to utilize AMPI’s existing vehicles and clinical personnel to provide RevoLix BPH service with minimal incremental cost. Third, the acquisition enhances our management and development capabilities, the AMPI team possesses over 60 years of experience in partnering with physicians to improve patient care and the physicians’ practice economics.

Much of that centers on denovo partnership development with urologists throughout the United States. The senior team of (Bob Yonke), (Chris Ringel), and (Kevin Bently) will improve our ability to consolidate within the sector and through ground-up development in helping us manage additional capacity that we add through acquisitions in the future.

As a result of the AMPI transaction, we think we can immediately leverage our size, scope and physician relationships to improve our deployment of the RevoLix laser, deployment of TotalRAD, service at our lab, and look at additional M&A opportunities.

During the quarter, we also amended our credit facility. It increased our revolving line of credit from 50 to 60 million, enables us to repurchase up to 10 million of our common stock and increases the dollar amount of permitted acquisitions from 25 to 30 million during any 12 month period beginning after we close the – after we close the AMPI transaction.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

This credit facility supports our belief that we pass an important inflection point at HealthTronics. The results from the last three quarters demonstrate positive trends in our urology business and we expect those to continue.

I also believe that the amendments meaningful in several other respects particularly in the light of what’s happening in today’s debt markets, I think the improved borrowing capacity is reflective of the strong and stable source of cash flow that we have from our core of business.

I think the increased credit line significantly adds to our flexibility in pursuing new opportunities and it also adds the capability for us to acquire up to 10 million of our common stock which I think is – gives us an important potential use of our capital at a time when the capital markets are in a state of flux. I think we are able to continually evaluate that ability to repurchase stock as circumstances change in the buyer market from time to time.

Lastly, I’ll touch on our radiation therapy initiatives. We’re very pleased with our progress from that initiative. It continues to be the case that our biggest challenge as we move forward with TotalRAD is qualifying prospects and not identifying prospects.

The interest in the urology community in deploying radiation therapy as an integral part of their practice and achieving continuity in patient care is intense. And it’s something that I expect will be reflected at the upcoming AUA, our national urology meeting in Orlando this year.

We do have a number of centers where we are currently in the – in the development of a consolidated practice for the purpose of deploying IGRT. Lastly, I’d like to reiterate our 2008 guidance that we issued with last month’s closing of the acquisition. We expect the annual revenue to be between 160 and 162 million. We anticipate annual adjustment EBITDA to be between 20 and 21 million and that reflects $2 million of expenditures on IGRT. At this time, we’re happy to take any questions.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

Operator:	Thank you. If anyone does have a question, you can signal at this time by pressing star one on your touch-tone telephone. If you’re on the speakerphone, please make sure your mute function has been turned off to allow your signal to reach our equipment. One again if you do have a question, please press star one now.

Our first question comes from David McDonald with SunTrust.

David McDonald:	Afternoon, guys. James, I was wondering if you could just provide a little bit more – drill down a little bit more on the TotalRAD initiative in terms of timing. When should we expect to see, you know, kind of a center up and running? And you mentioned the biggest challenge is qualifying prospects.

I would assume that a bunch of your urologists are interested in this, are you saying the biggest challenge is kind of sorting through those and figuring out what’s the – what’s kind of the best how or why on your end?

James Whittenburg::	Yes, good afternoon, David. That’s correct and it is our biggest challenge bar none. It’s just – as we talk to the urologists around the country, they all recognize that a select number of their colleagues or peers in other cities have successfully deployed IGRT within their practice.

And they’ve seen the impact that has on the quality of patient care and the enhanced experience the patients have in being treated with IGRT for prostate cancer, they also see the ancillary income benefit that that creates.

And so, every urologist we talk to is more interested in figuring out how they do this successfully as part of their practice. And there’s not a lot of discussion about whether they should have an interest in it. Having said that, I would estimate that it’s less – it’s certainly less than three quarters of urologists, as you look at the landscape nationally that can even consider this as a feasible alternative.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

And even with that three quarters, you would then have to take a second – a second stab at (parsing) it to figure out exactly how many of those urologists are in a market that has the density in terms of the patient location and the drive time it would take to get to a central location that multiple practices who come together would be treating their patients at.

And so, you’ve also got issues related to the number of urologist that it takes to make an investment in the center economical and make the risk sharing something that’s acceptable for the urologists and all of those things or issues we have to take into consideration in every conversation we have concerning an IGRT development.

David McDonald:	(So) when you talk about consolidating practices James, I would assume the place where you guys bring the most value is maybe have three or four practices in a market with you know five to 10 urologists in each and you kind of bring those together and drop a center in the middle. Am I thinking about that right?

James Whittenburg:	You’re definitely thinking about it right. And if you go back to HealthTronic’s origin as a company, that’s what we’ve always done. That’s our core strength, is facilitating the convergence of urologists around a new technology particularly where there are higher capital investment requirements, where there are patient through-put issues that make it important to have broad participation from the urologists in a local market.

And so, we recognize that that is our strength. In the context of IGRT, the consolidation takes on a slightly different look than it does in some of our traditional service businesses like lithotripsy and laser BPH. But certainly with IGRT, fundamentally, we’re doing the same thing.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

We are providing a road map to the urologist for consolidation and integration of their practices in a way that allows them to deploy IGRT with the benefit of improving patient care and the patient experience and at the same time achieving ancillary income benefits for their practice.

David McDonald:	And then guys, two questions on AMPI. One, Ross, can you give us a little bit of a sense in terms of revenue breakout when we look at that 24 million? I would assume obviously the bulk of that’s hitting in the urology line, but will you guys report cryosurgery as a separate revenue line item or, you know, how (are) you going to do that?

And then the second question on AMPI is it sounds like the revenue synergy opportunity is moving maybe a little bit more quickly than you guys have anticipated at least on the RevoLix side. Is that a fair statement?

Ross Goolsby:	I’ll address the first one and I’ll ask James to address the RevoLix opportunity. The revenue split is going to be all be reported in urology services. We view cryosurgery as a urology service. And as we report both RevoLix and lithotripsy in our urology services division, AMPI will roll up in its entirety into urology services.

And we are seeing a nice upside to our analysis from a synergy perspective with regarding to RevoLix – with regards to RevoLix and I’ll ask James to address that.

James Whittenburg:	David. This is James. We have – we have I think encouraging results from the RevoLix deployment with AMPI. As of today, we have (a right) at 20 units we have already deployed across the AMPI partnership structure. And I think that’s a reflection of two things.

Number one is that the physicians continue to embrace the technology from a clinical standpoint. And the technology compares favorably from a clinical standpoint and provides good patient results. The second things is, the urologist recognize the ancillary income benefits from having that as a part of their integral practice.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

The only other point I would add is I think it’s also a testament to the development capabilities of the AMPI management staff which has now become an integral part of our management team and is responsible for managing our partnership and urology services development efforts company wide.

And the fact that they have been able to deploy that number of units over such a short timeframe, is a test to the relationships they have with the urologists and the speed with which they can move in pursuing development or growth opportunities. So that to me is very encouraging.

David McDonald:	OK and then just two final questions, guys. One, has AMPI has also been fairly receptive to the ClariPath initiative?

And then secondly, a couple of housekeeping items, Ross. One, looks like in the EBITDA calculation there was a $106,000 restructuring charge. What was that? And did that hit the SG&A line and would I assume if I backed that out of the tax rate was kind of at 40 percent we’re looking for?

Ross Goolsby:	I’ll take care of the administrative question. The 106 relates to some legal expense that we incurred in the quarter that is related to businesses we no longer have and so that’s all legal that all hits SG&A. It really doesn’t have a huge impact on the tax rate.

What really drives our tax rate up is our over 400,000 of non-cash stock based comp. And that’s what really hits us from a tax rate perspective. You know, if you were to look at our earnings pre-tax we were at about 900,000 and then you add back the stock based comp, it’d be about to 1.2 million.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

And the reality is with our net operating loss carry-forwards, we’re going to be about a two percent cash tax payer. If we look at cash taxes, we made about three cents for the quarter, but because we had to provide a 45 percent rate, it does depress the GAAP earnings a little bit.

David McDonald:	But if we’re thinking about the company kind of normalized on a go-forward basis, is you know, the pre-tax starts to grow, Ross, is a 40 percent tax rate kind of, you know, “real number”?

Ross Goolsby:	I think that’s a good number to use. Sure.
David McDonald:	OK. And then just on ClariPath?

James Whittenburg:	ClariPath, certainly the management of AMPI is receptive and has embraced the lab and the opportunity that exist to cross fill our lab to their urologist partners. The one thing I’ll say is they have historically approached the business with the urologists a little differently.

They put a little more emphasis on the relationship that their techs in the field have with the urologist. And they employ to a greater degree their techs in the sales process. Not just with cryo, but for any ancillary service that they might provide. And so, it’s a little easier to sell, if you will, the ClariPath services across the AMPI platform.

But we have not at this point developed that and begun to push our sales effort through the channel for the AMPI physicians on the ClariPath side. That’s part of a larger marketing approach that we are in development right now. And we expect to do that though during the – during the second quarter.

David McDonald:	Ok. Thank you.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

Ross Goolsby:	Thank you.
Operator:	And just another reminder if you have a question, please press star one now. We’ll hear next from Mitra Rampoal with Sidoti.
Mitra Ramgopal:	Yes, hi, guys. Just a few questions. How much of IGRT expense you incurred in the quarter?
Ross Goolsby:	Like roughly between 400,000 and 500,000 in the quarter.
Mitra Ramgopal:	OK and I know SG&A did bump up a little and you did have at least, you know, some one time expenses in there related to legal. Anything else that would be considered one time?
Ross Goolsby:	I would say probably not, but we do see a bit of a ramp in IGRT sequentially and there’ll be a slight ramp going forward there as well.
Mitra Ramgopal:	OK and this – did you buy back any stock in – since announcing the share repurchase authorization?
Ross Goolsby:	Actually, what we announced was a change to our credit facility. We actually have not announced, and have not received board approval for the share purchase as of today.
Mitra Ramgopal:	OK. That’s something that we should be looking forward to, or?
Ross Goolsby:	Really can’t comment on that on this call, Mitra, unfortunately.
Mitra Ramgopal:	O, and how much cash did you end up with on the quarter?

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

Ross Goolsby:	Right at 22 million.

Mitra Ramgopal:	Twenty-two million. And I don’t know if you have the receivables?

Ross Goolsby:	I’m sorry?

Mitra Ramgopal:	The receivables, the ARs?

Ross Goolsby:	Our receivables actually went down from 22 million at the end of the year to about 20 million and that’s reflective of seasonality. We did have strong collections. We had strong collections in the quarter. Inventory also dropped about a million, helping drive our operating cash flow.

Mitra Ramgopal:	OK and I guess this is a general question now as you kind of, you know, look forward to the remainder of the year and where you stand at today, you know, how comfortable you feel with regards to you know, what you’re seeing in the overall environment from a competitive standpoint?

James Whittenburg:	I think from a competitive standpoint, we feel very good about where we sit. And when we look at our first quarter results, again, our first quarter, I think looks very strong in relation to the rest of the year. And one of the things we’ve gone back and looked at is over the last – from ’03 to ’07, that five-year period where the first quarter typically comes in relation to the remainder of the year.

And within a very tight range, it’s typically at about 23 and-a-half percent. And so, if you were to annualize this first quarter, you would come up at least four million short on a revenue basis of where we think this first quarter would put us at the end of the year because the first quarter is clearly our weakest quarter.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

Again, within a very tight range, we can project historically what the first quarter represents for the rest of the year.

So from the standpoint of our guidance, we feel very good about our guidance and we do expect to come in based on the first quarter results only at the high end of our guidance and could potentially exceed our guidance.

When you look at – when you look at competition, I think our first quarter result as much as anything, gives you the best assessment of where we are competitively. And I think while it’s not entirely a direct relationship, what you’re seeing in our first quarter result is our ability to retain the relationships we have with our urologists because they recognize the value proposition with HealthTronics is better than the value proposition with any other service provider.

I also believe that we have several opportunities that are organic in nature, in terms of developing new partnerships within our core business; I expect to see that pace accelerate with the addition of the AMPI staff. And so, we feel very good about that.

Mitra Ramgopal:	OK. Thanks, again.

James Whittenburg:	Thank you.

Operator:	And next we’ll move to Greg Eisen with ICM Asset Management.

Greg Eisen:	Thanks, good afternoon.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

James Whittenburg:	(Hi), Greg.

Greg Eisen:	Could you tell us how many RevoLix lasers, BPH lasers you deployed in the first quarter within your own partnerships?

James Whittenburg:	Yes, I’ve looked at a year-to-date, Greg. I’m not sure that I know strictly within the first quarter what the number is. I know that year-to-date, it’s right at 20. And I would guess that 15 to – (I’d say) 15 to 17 of those were in the first quarter if I had to guess.

Ross Goolsby:	That was within AMPI.

James Whittenburg:	That was within AMPI.

Ross Goolsby:	I think we’re up to about between 55 and 60 total …

James Whittenburg:	That’s right.

Ross Goolsby:	… deployed to date, and so, we’re looking at about, you know, 40 within our other partnerships roughly.

Greg Eisen:	OK. So, the growth on a year-to-date basis is mostly just the AMPI deployments then?

James Whittenburg:	It is, but at the same time, we have managed to deploy the lasers as really upon receipt from the manufacturer in Germany. And so, we are definitely in a state of prioritizing deployment opportunities.

Now I do expect that towards the end of the second quarter that will slow down. And we will see the deployment of the lasers slow down. But I also would say that at this point, our focus has been getting lasers into the field where we know there is interest from our urologist partners and we have a – an additional effort that we’re currently building that’s geared toward utilization of the existing lasers.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

Because as we put a laser in the field, for example, in a particular market, we may have four to five users who have demoed the laser and clinically embraced it and there may be an additional five to 10 urologists who have not yet demoed it. And so, there is an opportunity especially with the AMPI lasers, we’ve placed to go back and pull in additional physicians who have not yet tried the technology.

Greg Eisen:	Now that it’s in the field that it’s easy for them to take another look.

James Whittenburg:	It’s much easier. The scheduling difficulties are really eliminated once you’ve got it in the field and you have the staff there to provide demos really on demand. Whereas before we initially place the laser, we have to have a letter agreement with the hospital or care facility and we also have to schedule with the physicians and make sure the training is in place and so forth. And so the timing is much more difficult to manage. Once you’ve got it in the field, it’s much easier.

Greg Eisen:	OK. Now, and again, when say you placed these with the partnerships, you’re actually selling the laser to the partnership. So the partnership takes title to it, correct?

James Whittenburg:	We are not. The laser is on our books. Now the partnership has to incur the expense of hiring the staff and acquiring a vehicle. And those do exist on the partnership’s books. But once that’s accomplished, the laser is on our books and the partnership pays a per use fee for the fiber as they use the laser.

Greg Eisen:	I see. So that’s the increase in the utilization effort?

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

James Whittenburg:	That’s right.

Greg Eisen:	OK. And so, as far as capital needs for growing the deployments, you said that the bulk of those deployments really were after the end of the first quarter, should we expect significant capital spend in the second quarter because of this?

James Whittenburg:	It will be much decreased. And if I – this again is just an estimate in looking only at RevoLix laser, but I would guess that it could be as much as 50 percent of our Capex for the year was in the first quarter …

Greg Eisen:	I see.

James Whittenburg:	.... as we looked at deployments within AMPI.

Greg Eisen:	OK. Just briefly – at AMPI, could you tell us again how many partnerships they have in existence?

Ross Goolsby:	They’ve got 28 partnerships currently.

Greg Eisen:	OK. And you deployed 20 RevoLixs so that’s kind of a pretty high ratio of uptake …

James Whittenburg:	It is...

Greg Eisen:	.... I think one per partnership.

James Whittenburg:	And keep in mind, we won’t deploy one until we’ve had physicians in the partnership, actually demo it and utilize it and confirm that they think there are clinical benefits to their patients. And so, you know, there probably are a few remaining opportunities and then we think there are additional opportunities with some of our other partnerships that existed before the transaction.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

Greg Eisen:	OK. I realized there’s some moving parts to your earnings model because of the investment you’re making in the IGRT which obviously right now isn’t producing meaningful revenue, but is a cost you’re carrying. But as you look out say, a couple of years and look at the margin potential of your adjusted EBITDA margin. Would you be willing to gander a guess as to where you think this could get to in the next couple of years as you see some organic growth layer into this – into this business model right now?

James Whittenburg:	Yes, I think – our hope would be that it would be in the 20 percent range and potentially exceed that once you’ve got IGRT functioning at a steady state and you’ve got centers coming online. And I do believe that with the development capabilities that we’ve added with AMPI that, you know, we could continue to see some margin improvement certainly if we’re able to continue to deploy our technologies in the space.

And so I think when you look at – even when you look at laser BPH for example, if you look at the shared service model, I think we’re the largest provider of laser BPH services nationally. And if that’s true, that makes us the largest provider of cryosurgery services, laser BPH services, and lithotripsy services.

And as we have solidified our physicians relationships across our platform and enhanced our development capabilities and are now able to bring a technology like IGRT to the urologist, I think you will see our margins improve.

Greg Eisen:	The – this quarter, I pencil it out at like a 12.2 percent adjusted EBITDA margin well if we kind of fast-forward between that number and something in the 20 percent range. Would it be fair to say that most of the improvement between 12 and 20 would come from the contribution of the IGRT business?

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

James Whittenburg:	It is.

Greg Eisen:	Going from obviously losing money to profitability as well as the higher margin business to begin with?

James Whittenburg:	Yes and our annual spend for 2008 in IGRT is not something that really ramps on a – on a direct basis with a number of centers we’re developing. That’s what I would call a corporate spend for the corporate infrastructure we have both in terms of development and capabilities for our overall IGRT platform.

When you look at the specific per center investment, that’s something that we don’t really commit to until the center is close to operational. And so we feel pretty good that we’re going to have very good returns on that capital investment.

Greg Eisen:	Good. That’s good. You mentioned earlier you went through some of the parameters that you need to jump through in order to really place the IGRT center – the ((inaudible)) of enough of the doctors in the metropolitan area with enough density of people and then location so that it would make sense locate a center. As you look at the map of the United States, about how many centers you think could be placed at this time?

James Whittenburg:	I’m not willing to go into that level of detail at this point both because I think the work we’ve done in that regard has some competitive benefit to us and I think it’s a fairly crowded space. And so at this point, I’m going to withhold answering questions of that nature.

Greg Eisen:	OK. But it’s more than one then?

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

James Whittenburg:	It certainly is. We wouldn’t (be at the annual spend) we are now …

Greg Eisen:	… yes, got you. Got you. I’ll let someone else go. Thanks a lot.

James Whittenburg:	You bet.

Ross Goolsby:	Thank you.

Operator:	And next we’ll move to David Ratliff with Doucet Asset Management.

David Ratliff:	Hello, gentlemen.

James Whittenburg:	Hello.

David Ratliff:	Well, another solid quarter. Thanks for taking my call by the way.

James Whittenburg:	You’re welcome. Thanks, David.

David Ratliff:	A question about – another question about AMPI. You closed this acquisition last month so as to contribution on the revenue and EBITDA for the second quarter. Do you guys have a, you know, an idea what that would be from this new acquisition?

Ross Goolsby:	I think from a revenue perspective, I think using the – using an annual kind of run-rate, it’s not as seasonal as lithotripsy.

David Ratliff:	OK.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

Ross Goolsby:	So roughly, in the $6 million range for revenue perspective and you know, between 800,000 – approximately 800,000 from an EBITDA perspective.

David Ratliff:	OK. So you’re not aware of – they – you provided the 2007 number for AMPI. You’re not aware of year-over-year increases from what they did in the first quarter, you know, before the acquisition as of, you know, revenue growth? Or you think that’s …

Ross Goolsby:	One of the big challenges we face, quite frankly, is as we roll AMPI into our reporting structure, it takes a little bit of a different feel from a consolidation perspective with regards to how we consolidate and roll up partnerships within our reporting structure. So it’s a little difficult to provide that kind of data here.

David Ratliff:	OK. Can’t fault me for asking.

Ross Goolsby:	Sure.

David Ratliff:	Let me just clarify one more question I have. With the numbers you provided for the 2008 guidance, 160 million to 162 million in revenue as well the EBITDA guidance. That’s based on eight months of AMPI being, you know, part of the organization. Not?

James Whittenburg:	That’s correct.

Ross Goolsby:	Between eight and nine months. We closed it in mid-April.

David Ratliff:	OK. Eight and 9 months. And my only other question is your – all your expense line items, cost of services as well as SG&A and depreciation and the amortization. All your, you know, as a percentage of revenue, everything improved. Are these – are these good run rates for modeling purposes and do you see any other, you know, improvements in any of these line items?

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

Ross Goolsby:	We’re awfully proud of the work we’ve done to see that kind of improvement in the cost structure. I think it is a good parameter to use to model the year with the exception of the addition of AMPI. Obviously, the first quarter, we didn’t have anything reported and reflected in our results that would have anything from AMPI there. But I think on the base business, it is a good run rate.

DDavid Ratliff:	OK. Great.

James Whittenburg:	And Dave, one last comment on AMPI, the numbers that, you know, we have reflected. I’m not sure they fully reflect the potential that we have as the utilization increases of the RevoLix laser across the AMPI platform.

David Ratliff:	OK.

James Whittenburg:	That is not something that we – that we valued in the contracts of our transactions in arriving at the pricing. And so, we think that’s very good upside for us as a company and for our shareholders.

David Ratliff:	OK. Excellent, thank you for the color. You guys have a great next quarter.

Ross Goolsby:	Thank you.

James Whittenburg:	Great, thank you.

Operator:	And next, we will follow up from David McDonald.

David McDonald:	Guys, just one question. I mean, you know, you’ve expanded the credit facility; you’ve got a net cash position. Has there been any thought to potentially go out and do something on the acquisition side with regards to IGRT to kind of ramp that up a little bit more quickly or, you know, I know that there’s another couple of – litho competitors out there that have kind of, I’d say seven to 10 market share? Can you talk about you know, with AMPI looking to be a pretty nice transaction, can you talk about you know, all the other opportunities that are out there, and you know, where your thoughts are?

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

James Whittenburg:	David, obviously, I can’t go into any great detail, but what I can say is the number of conversations that we’re engaged in, at this time, I think exceeds that of any prior point during my tenure at the company. And we are looking at, I would say a large number of possibilities and have an open mind as we look across both our core business in urology services and some other areas that we think would benefit us in one way or another and certainly IGRT is an area where we have a great deal of interest.

And so, while we’re very proud of what we’ve accomplished in the core business in terms of stabilizing it and even achieving a very modest degree of improvement in the core business, we think that the denovo development in the core business has been helpful. But at the end of the day, we also recognize that we have a strong balance sheet and that there are some, I think very good things we can do to generate value for our shareholders using our balance sheets and the platform we have as a company, and the strength we have on our management team in evaluating – identifying, evaluating and structuring attractive acquisitions.

David McDonald:	And then James, assuming that we just kind of move forward the IGRT initiative without an acquisition, should we expect something to be operational by the end of the year 2008? Will you guys have the center; you know, kind of open and going by the end of ’08?

James Whittenburg:	That’s possible, but I think unlikely. I really think – I think on the last call we’ve mentioned first quarter of ’09.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

05-12-08/4:00 p.m. CT

Confirmation # 7457075

David McDonald:	OK.

James Whittenburg:	And that remains to be the case. I would be very pleased if something came in sooner than that and it’s certainly possible, but I think the greatest likelihood is it’d be first quarter of ’09.

David McDonald:	OK. Thank you.

Operator:	And that is all the questions that we have. I’d like to turn the conference back over to our speakers for additional or closing remarks.

Ross Goolsby:	Thank you, operator and thank you all for joining us this afternoon. This concludes the HealthTronics first quarter earnings conference call.
Operator:	That does conclude today’s conference. We do thank you for your participation. Have a great day.

END